                                                                    EXHIBIT 10.3

                              MANAGEMENT AGREEMENT

            THIS MANAGEMENT AGREEMENT ("Agreement"), effective this 27th day of June, 2005 ("Effective Date"), is entered into by and between Deborah C. Lofton ("Executive"), and InfraSource Services, Inc. (the "Company").

            WHEREAS, Executive desires to provide the Company and certain of its subsidiaries with her services, and the Company desires to employ Executive on the terms and subject to the conditions set forth herein;

            NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

            1. Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive, and Executive agrees to be employed by the Company beginning on June 27, 2005.

            2. Position. During the period of her employment hereunder, Executive agrees to serve the Company, and the Company shall employ Executive, as Senior Vice President and General Counsel or in such other executive capacity or capacities, at the same level of seniority, as may be determined from time to time by the Chief Executive Officer of InfraSource Services, Inc. (the "CEO").

            3. At-Will Employment and Duties.

                  (a) Executive and the Company agree that Executive's employment hereunder will be at-will (as defined under applicable law), and may be terminated at any time, for any reason, at the option of either party, subject to the provisions of Section 5 below.

                  (b) Duties. During the period of her employment hereunder and except for illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall in good faith (i) devote all of her business time, attention, skill and efforts to the business and affairs of the Company and its affiliated companies and (ii) report to the CEO.

            4. Salary; Incentive Bonus; Reimbursement of Expenses; Other
Benefits.

                  (a) Salary. During the period of employment under this Agreement, Executive shall be paid a salary at the rate of Two Hundred Twenty Five Thousand dollars ($225,000.00) per year ("Base Salary"). The Base Salary shall be reviewed annually and may be adjusted as determined by the CEO, but shall not be adjusted downward without Executive's consent.

                  (b) Annual Incentive Compensation Program. Executive shall be entitled to participate in the Annual Incentive Compensation Program ("AICP") pursuant to the terms and conditions of such program as it may exist from time to time. Executive's target bonus opportunity level shall be forty (40%) percent. This bonus will be based principally upon the financial performance of the Company and achievement of individual performance goals established in conjunction with the CEO of the Company.

                  (c) Stock Options. Executive will be eligible for a grant of 42,000 option shares (the "Option") on her date of commencement of employment in accordance with the InfraSource Long Term Incentive Plan and form of stock option agreement as InfraSource in its sole discretion may amend from time to time. If, during a Change in Control Period (as defined in the Stock Option Grant form), Executive's employment is terminated by the Company other than for Cause, or by Executive for Good Reason (as defined in the Stock Option Grant form), then immediately upon such termination the Option shall be vested and exercisable with respect to the greater of (i) that portion of the Option that has vested as of the Termination Date, or (ii) 50% of the total Option shares.

                  (d) Sign-On Bonus. Executive shall receive a sign-on bonus in the amount of $10,000.00, less applicable tax withholdings, within thirty days of commencement of her employment. In the event that Executive voluntarily terminates her employment prior to the first anniversary of the employment date, Executive shall repay to the Company fifty percent of the gross amount of the Sign-On Bonus.

                  (e) Reimbursement of Expenses. The Company shall pay or reimburse Executive, in accordance with its normal policies and practices, for all reasonable travel and other expenses incurred by Executive in performing her obligations under this Agreement.

                  (f) Other Benefits. During the period of employment under this Agreement, Executive shall be entitled to participate in all other benefits of employment generally available to other executives of the Company and those benefits for which such persons are or shall become eligible, when and as she becomes eligible therefore (including but not limited to any deferred compensation plan and 401(k) plan).

            5. Termination of Employment.

                  (a) Termination by the Company for Cause. The Company may terminate Executive's employment under this Agreement for "Cause" (as hereinafter defined) or otherwise at will at any time immediately upon written notice, or where applicable, upon Executive's failure to cure the breach as provided below, whereupon the Company shall have no further obligation hereunder to Executive, except for payment of amounts of Base Salary accrued through the termination date. For purposes of this agreement, "Cause" shall mean: (i) the continued willful failure by Executive to substantially perform her duties with the Company, (ii) the willful engaging by Executive in gross misconduct materially and demonstrably injurious to the Company or (iii) Executive's material breach of Sections 3, 6 or 7 of this Agreement; provided, that with respect to any breach that is curable by Executive, as determined by the Board in good faith, the Company has provided Executive written notice of the material breach and Executive has not cured such breach, as determined by the Board in good faith, within fifteen (15) days following the date the Company provides such notice.

                  (b) Termination as a Result of Executive's Death or Disability. If Executive's employment hereunder is terminated by reason of Executive's Disability (as hereinafter defined) or death, Executive's (or Executive's estate's) right to benefits under this Agreement will terminate as of the date of such termination and all of the Company's obligations hereunder shall immediately cease and terminate, except that Executive or Executive's estate, as the case may be, will be entitled to receive accrued Base Salary and benefits through the date of termination as well as any pro-rated share (based on the period of actual employment) of any bonus under the AICP that Executive would have been entitled to had she worked the full year during which the termination occurred, provided that where Executive's bonus is subject to individual criteria the allocation shall be made by Executive's immediate supervisor taking into account historical bonus amounts, such payment to be made in full within forty-five (45) days following the determination of the amount thereof (but in no case later than ninety (90) days after the close of the termination year) and in accordance with the Company's normal payroll practices and procedures (and no part shall be contributed to a retirement or deferred compensation mechanism). As used herein, Executive's Disability shall have the meaning set forth in any long-term disability plan in which Executive participates, and in the absence thereof shall mean that, due to physical or mental illness, Executive shall have failed to perform her duties on a full-time basis hereunder for one hundred eighty (180) consecutive days and shall not have returned to the performance of her duties hereunder on a full-time basis before the end of such period, and if Disability has occurred termination shall occur within thirty (30) days after written notice of termination is given (which notice may be given before the end of the one hundred eighty (180) day period described above so as to cause termination of employment to occur as early as the last day of such period).

                  (c) Termination by the Company other than as a Result of Executive's Death or Disability or other than for Cause. If Executive's employment is terminated by the Company for any reason other than Executive's death or Disability or other than for Cause, subject to Executive entering into and not revoking a release of claims in favor of the Company and abiding by the provisions set forth in Section 6, Executive shall be entitled to the following benefits:

                        (i) Cash severance payments equal in the aggregate to twelve (12) months of Executive's annual Base Salary at the time of termination, payable in twelve (12) equal monthly installments beginning at the end of the first full month following termination of employment. If Executive's employment is terminated during the period beginning ninety (90) days before the execution of a binding agreement with respect to a transaction that, if completed, would constitute or result in a Change of Control (as defined below) or twelve (12) months following a Change in Control, cash severance payments equal in the aggregate to eighteen (18) months of Executive's annual Base Salary at the time of termination, payable in eighteen (18) equal monthly installments beginning at the end of the first full month following termination of employment. The payment provisions of this agreement shall be accelerated in the event that such payments are treated as deferred compensation and subject Executive to an excise tax.

                        (ii) Continuation of Executive's medical and health insurance benefits for a period equal to the lesser of (i) twelve (12) months, or (ii) the period ending on the date Executive first becomes entitled to medical and health insurance benefits under any plan maintained by any person for whom Executive provides services as an employee or otherwise. If Executive's employment is terminated within one year of a Change of Control, continuation of Executive's medical and health insurance benefits for a period equal to the lesser of (i) eighteen (18) months, or (ii) the period ending on the date Executive first becomes entitled to medical and health insurance benefits under any plan maintained by any person for whom Executive provides services as an employee or otherwise.

                        (iii) For purposes of this agreement "Change of Control" is defined as: (1) a complete liquidation or dissolution of the Company; (2) a sale, exchange or other disposition of substantially all of the Company's business or assets, (3) consummation of a merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or parent thereof) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent thereof outstanding immediately after such merger, consolidation or reorganization; or (4) a change in the constituency of the Board with the result that individuals (the "Incumbent Directors") who are members of the Board as of the Effective Date cease for any reason to constitute at least a majority of the Board; provided that any individual who is elected to the Board after the Effective Date and whose nomination for election was unanimously approved by the Incumbent Directors shall be considered an Incumbent Director beginning on the date of his or her election to the Board.

                  (d) Termination by Executive. Executive may terminate her employment with the Company upon thirty (30) days written notice to the Company, after which the Company shall have no further obligation hereunder to Executive, except for payment of amounts of Base Salary and other benefits accrued through the termination date.

            6. Confidential Information; Non Competition; Non-Solicitation.

                  (a) Confidential Information. Executive acknowledges that in her employment hereunder she will occupy a position of trust and confidence. Executive shall not, except in the course of the good faith performance of her duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Executive's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, its subsidiaries and affiliates. "Confidential Information" shall mean information about the Company, its subsidiaries or affiliates, or their respective clients or customers that was learned by Executive in the course of her employment by the Company, its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information, but excludes information (i) which is in the public domain through no unauthorized act or omission of Executive; or
(ii) which becomes available to Executive on a non-confidential basis from a source other than the Company or its affiliates without breach of such source's confidentiality or non-disclosure obligations to the Company or any affiliate. Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of her employment or as soon thereafter as possible, (A) all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company, its subsidiaries or affiliates, or prepared by Executive during the term of her employment by the Company, its subsidiaries or affiliates, and (B) all notebooks and other data relating to research or experiments or other work conducted by Executive in the scope of employment.

                  (b) Non-Competition. During the period of Executive's employment by the Company and for a period equal to the period of her eligibility for cash severance payments, Executive shall not, directly or indirectly, without the prior written consent of the Company, provide consultative services or otherwise provide services to (whether as an employee or a consultant, with or without pay) or, own, manage, operate, join, control, participate in, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that is a competitor of the Company at the time of termination or, if following a Change in Control, is a competitor to the business of the Company as conducted immediately preceding the occurrence of a Change in Control, provided, however, that the "beneficial ownership" by Executive, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than five percent (5%) of the voting stock of any publicly held corporation shall not alone constitute a violation of this Agreement.

                  (c) Non-Solicitation of Customers and Suppliers. During the period of Executive's employment by the Company and, if Executive's employment is terminated under Sections 5 above (and provided the Company fulfills its obligations there under) until the twelfth month of the date of Executive's employment termination Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company to divert any of their business to any Competitor of the Company.

                  (d) Non-Solicitation of Employees. Executive recognizes that she possesses and will possess Confidential Information about other employees of the Company, its subsidiaries or affiliates, relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company, its subsidiaries or affiliates. Executive recognizes that the information she possesses and will possess about these other employees is not generally known, is of substantial value to the Company, its subsidiaries or affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by her because of her business position with the Company, its subsidiaries or affiliates. Executive agrees that, during the period of Executive's employment by the Company and for a period of six (6) months thereafter, she will not, directly or indirectly, solicit, recruit, induce, or encourage or attempt to solicit, recruit, induce, or encourage any employee of the Company, its subsidiaries or affiliates (i) for the purpose of being employed by her or by any Competitor of the Company on whose behalf she is acting as an agent, representative or employee or (ii) to terminate his or her employment or any other relationship with the Company, its subsidiaries, or affiliates. Executive also agrees that Executive will not convey any such Confidential Information or trade secrets about other employees of the Company, its subsidiaries, or affiliates to any other person.

                  (e) Injunctive Relief. It is expressly agreed that the Company will or would suffer irreparable injury if Executive were to violate any of the provisions of this Section 6 and that the Company would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction, and Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from so violating
Section 6 of this Agreement.

                  (f) Survival of Provisions. The obligations contained in this
Section 6 shall survive the termination or expiration of Executive's employment with the Company and shall be fully enforceable thereafter.

            7. No Conflict. Executive represents and warrants that Executive is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent Executive from entering into this Agreement or would conflict with the performance of Executive's duties pursuant to this Agreement. Executive represents and warrants that Executive will not engage in any activity, which would conflict with the performance of Executive's duties pursuant to this Agreement.

            8. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by courier service or first-class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given on the date receipt is recorded by the appropriate delivery service, or may be delivered personally by hand to the respective persons named below:

     If to Company: InfraSource Services, Inc.

                    100 West Sixth Street, Suite 300
                    Media, PA 19063
                    Attention: Dave Helwig

                    If to Executive:
                    416 Oak Lane
                    Wayne, PA 19087

Either party may change such party's address for notices by notice duly given pursuant hereto.

            9. Dispute Resolution; Attorneys' Fees. The Company and Executive agree that any dispute arising as to the parties' rights and obligations hereunder, other than with respect to Section 6, shall, at the election and upon written demand of either party, be submitted to arbitration before a single arbitrator in Delaware County, PA under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.

            10. Assignment; Successors. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

            11. Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the Commonwealth of Pennsylvania.

            12. Withholding. The Company shall make such deductions and withhold such amounts from each payment made to Executive hereunder as may be required from time to time by law, governmental regulation or order.

            13. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

            14. Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

            15. Severability. If for any reason any term or provision containing a restriction set forth herein is held to be for a length of time which is unreasonable or in other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court shall construe and reform this Agreement to provide for a restriction having the maximum time period and other provisions as shall be valid and enforceable under applicable law. If, notwithstanding the previous sentence, any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature.

            16. Entire Agreement; Effect on Certain Prior Agreements. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements between them with respect to the subject matter hereof, including all prior employment, retention, severance or related agreements between Executive and the Company or any successor, predecessor or affiliate. Without limiting the generality of the foregoing, the obligations under this Agreement with respect to any termination of employment of Executive, for whatever reason, supersede any severance or related obligations of the Company or any of its successors, predecessors or affiliates in any plan of the Company or any of its successors, predecessors or affiliates or any agreement between Executive and the Company or any of its successors, predecessors or affiliates.

            17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

            IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has hereunto signed this Agreement, as of the date first above written.

INFRASOURCE SERVICES, INC.

/s/ William Schwartz

By: William Schwartz

Its: Vice President, Human Resources

EXECUTIVE

/s/ Deborah C. Lofton
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